Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 22, 2007, accompanying the consolidated financial statements of Numerex Corp. and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2006) included in the Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Grant Thornton LLP

Atlanta, Georgia
June 15, 2007